Exhibit 99.1

ROYAL CARIBBEAN GROUP REPORTS SECOND QUARTER RESULTS AND INCREASES FULL YEAR GUIDANCE

MIAMI – July 29, 2025 – Royal Caribbean Group (NYSE: RCL) today reported second quarter Earnings per Share ("EPS") of $4.41 and Adjusted EPS of $4.38. These results were better than the company's guidance due to strong close-in demand, lower costs driven primarily by timing, and favorability below the line driven primarily by the outperformance of TUI Cruises and lower net interest expense. The company is increasing its full year 2025 Adjusted EPS guidance to $15.41 to $15.55. The increase in earnings expectations is driven mainly by the stronger than expected second quarter performance, lower than expected spend, and continued favorability below the line for the remainder of the year.

"Demand for our portfolio of brands and our industry-leading experiences continues to accelerate. Grounded in our mission to deliver the best vacations responsibly, we remain keenly focused on delivering exceptional value for our guests and shareholders - not just by executing today, but by staying ahead of where demand is going," said Royal Caribbean Group President and CEO Jason Liberty.

"We are well on our way to achieving our Perfecta financial targets by the end of 2027. As we look beyond 2027, we see another step change in growth as we deepen our moat with a powerful pipeline of incredible new ships, the ramp-up of our highly differentiated new destinations and river cruising, and continued investments in disruptive technology, personalization and loyalty," Liberty added.

Second Quarter 2025:
•Load factor in the second quarter was 110%.
•Gross Margin Yields were up 11.0% as-reported. Net Yields were up 5.3% as-reported and 5.2% in Constant Currency.
•Gross Cruise Costs per Available Passenger Cruise Days ("APCD") increased 0.8% as-reported. Net Cruise Costs ("NCC"), excluding Fuel, per APCD increased 2.5% as-reported and 2.1% in Constant Currency.
•Total revenues were $4.5 billion, Net Income was $1.2 billion or $4.41 per share, Adjusted Net Income was $1.2 billion or $4.38 per share, and Adjusted EBITDA was $1.9 billion.

Full Year 2025 Outlook:
•Net Yields are expected to increase 3.5% to 4.0% as-reported and in Constant Currency.
•NCC, excluding Fuel, per APCD is expected to increase approximately 0.5% as-reported and 0.3% in Constant Currency.
•Adjusted EPS is expected to grow approximately 31% year over year and be in the range of $15.41 to $15.55.

Second Quarter 2025 Results
Net Income for the second quarter of 2025 was $1.2 billion or $4.41 per share compared to Net Income of $0.9 billion or $3.11 per share for the same period in the prior year. Adjusted Net Income was $1.2 billion or $4.38 per share for the second quarter of 2025 compared to Adjusted Net Income of $0.9 billion or $3.21 per share for the same period in the prior year. The company also reported total revenues of $4.5 billion and Adjusted EBITDA of $1.9 billion.

Capacity for the second quarter was up 5.8% year over year and the company delivered memorable vacations to 2.3 million guests, a 10% increase year over year at high guest satisfaction scores. Gross Margin Yields increased 11.0% as-reported, and Net Yields increased 5.3% as-reported (5.2% in Constant Currency), when compared to the second quarter of 2024. Load factor for the quarter was 110%, up two percentage points versus prior year, driven by contribution of new ships that carry higher load factors. Net Yield growth in the quarter was split evenly between new and like for like hardware, and was driven by both ticket pricing and onboard spend. Net Yield growth exceeded the company's guidance mainly due to stronger close-in demand across all key products.

Gross Cruise Costs per APCD increased 0.8% as-reported, compared to the second quarter of 2024. NCC, excluding Fuel, per APCD increased 2.5% as-reported (and increased 2.1% in Constant Currency), when compared to the second quarter of 2024. Cost growth was 180 bps better than the company's guidance driven entirely by shifting of timing of operating expenses into the second half of the year. In addition, favorability below the line was driven mainly by better than expected income from TUI Cruises and lower net interest expense.

Update on Bookings and Onboard Revenue
Booked load factors remain in line with prior years and at higher rates for both 2025 and 2026. Bookings have accelerated since the last earnings call, particularly for close-in sailings, leading to second quarter outperformance. The company continues to experience strong demand across all key products and source markets. Commercial channels, particularly digital channels, are performing exceptionally well for both bookings and pre-cruise purchases. Guest spending onboard and pre-cruise purchases continue to exceed prior years, driven by greater participation at higher prices.

Bookings for Star of the Seas and Celebrity Xcel, both debuting this year, are performing extremely well and building on the success of their respective classes. In addition, Royal Beach Club Paradise Island recently became available for sale, and early demand has been very robust.

“The strong demand we are seeing across our new ships and land-based destinations reinforces that our strategy is working and resonating with today’s traveler,” said Jason Liberty, president and CEO, Royal Caribbean Group. “As consumer preferences continue to evolve - toward more frequent vacations, closer-in vacation planning, and a greater focus on meaningful, experience-driven travel - our experiences are designed to meet these evolving expectations. These trends, combined with our pipeline of bold, guest-centric initiatives, position us not only to create value for our shareholders, but to continue winning share of the growing $2 trillion global vacation market.”
Third Quarter 2025
Capacity in the third quarter is expected to increase 2.9% compared to third quarter 2024, driven by the introduction of Star of the Seas in mid-August. Net Yields are expected to increase 2.3% to 2.8% as-reported and 2.0% to 2.5% in Constant Currency as compared to the same period in the prior year. Net Yield growth in the third quarter is driven by an increase in both ticket and onboard spend across all key products. As expected, Net Yield growth in the third quarter is almost entirely driven by like for like hardware, and includes a 150 bps headwind due to delivery timing of Star of the Seas. Net Yield growth in the third quarter is on top of 7.9% growth in the third quarter of 2024.

NCC, excluding Fuel, per APCD, is expected to increase 6.4% to 6.9% as-reported and 6.0% to 6.5% in Constant Currency as compared to the same period in the prior year. Approximately 230 bps of cost growth is attributable to the timing of delivery of Star of the Seas, and the cost timing shift from the second quarter.

Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects third quarter Adjusted EPS to be in the range of $5.55 to $5.65.

Fuel Expense
Bunker pricing, net of hedging, for the second quarter was $663 per metric ton and consumption was 422,000 metric tons.

The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on current fuel prices, the company has included $298 million of fuel expense in its third quarter guidance at a forecasted consumption of 433,000 metric tons, which is 64% hedged via swaps.
Forecasted consumption is 66%, 60%, 47%, and 16% hedged via swaps for 2025, 2026, 2027, and 2028, respectively. The annual average cost per metric ton of the hedge portfolio is approximately $482, $474, $393, and $426 for 2025, 2026, 2027, and 2028, respectively.

The company provided the following guidance for the third quarter and full year 2025:

FUEL STATISTICS	Third Quarter 2025	Full Year 2025
Fuel Consumption (metric tons)	433,000	1,718,000
Fuel Expenses	$298 million	$1,143 million
Percent Hedged (fwd. consumption)	64%	66%

GUIDANCE	As-Reported	Constant Currency
Third Quarter 2025
Net Yields vs. 2024	2.3% to 2.8%	2.0% to 2.5%
Net Cruise Costs per APCD vs. 2024	5.4% to 5.9%	5.0% to 5.5%
Net Cruise Costs per APCD ex. Fuel vs. 2024	6.4% to 6.9%	6.0% to 6.5%
Full Year 2025
Net Yields vs. 2024	3.5% to 4.0%	3.5% to 4.0%
Net Cruise Costs per APCD vs. 2024	Approximately (0.6%)	Approximately (0.8%)
Net Cruise Costs per APCD ex. Fuel vs. 2024	Approximately 0.5%	Approximately 0.3%

GUIDANCE	Third Quarter 2025	Full Year 2025
APCDs	13.7 million	53.3 million
Capacity change vs. 2024	2.9%	5.5%
Depreciation and amortization	$425 to $435 million	$1,700 to $1,710 million
Net Interest, excluding loss on extinguishment of debt	$235 to $245 million	$930 to $940 million
Adjusted EPS	$5.55 to $5.65	$15.41 to $15.55

SENSITIVITY	Third Quarter 2025	Full Year 2025
1% Change in Net Yields	$40 million	$141 million
1% Change in NCC excluding Fuel	$16 million	$68 million
	Third Quarter 2025	Remainder of Year 2025
1% Change in Currency	$7 million	$12 million
10% Change in Fuel prices	$15 million	$27 million
100 basis pt. Change in SOFR	$2 million	$7 million

Exchange rates used in guidance calculations
GBP	$1.34
AUD	$0.65
CAD	$0.73
EUR	$1.16

Liquidity and Financing Arrangements
As of June 30, 2025, the company’s liquidity position was $7.1 billion, which includes cash and cash equivalents and undrawn revolving credit facility capacity.

During the first half of this year, the company received investment grade ratings by all three major credit rating agencies, reflecting the strength of its financial position, consistent performance, and disciplined capital allocation strategy.

In addition, the company amended and upsized its two unsecured revolving credit facilities during the quarter, bringing the combined revolving credit facilities commitments to $6.4 billion, and extending the maturity of one facility to October 2030.

The company noted that as of June 30, 2025, the scheduled debt maturities for the remainder of 2025, 2026, 2027, and 2028 were $0.8 billion, $2.9 billion, $2.6 billion and $3.1 billion, respectively.

Capital Expenditures and Capacity Guidance
Capital expenditures for the full year 2025 are expected to be approximately $5 billion, based on current foreign exchange rates, and are predominantly related to the new ship order book and land-based destination initiatives. Non-new ship related capital expenditures are expected to be $1.6 billion.

Capacity changes for 2025 are expected to be 5.5% compared to 2024. Capacity changes for 2026, 2027, and 2028 are expected to be 6%, 5%, and 6%, respectively. These figures do not include potential ship sales or additions that the company may elect in the future.

Conference call scheduled
The company has scheduled a conference call at 10 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted Earnings per Share ("Adjusted EPS") is a non-GAAP measure that represents Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted EBITDA is a non-GAAP measure that represents EBITDA (as defined below) excluding certain items that we believe adjusting for is meaningful when assessing our profitability on a comparative basis. For the periods presented, these items included (i) other income, (ii) equity investment impairment, recovery of losses, and other, (iii) restructuring charges and other initiative expenses, and (iv) impairment losses.

Adjusted EBITDA Margin is a non-GAAP measure that represents Adjusted EBITDA (as defined above) divided by total revenues.

Adjusted Gross Margin represents Gross Margin, adjusted for payroll and related, food, fuel, other operating, and depreciation and amortization expense. Gross Margin is calculated pursuant to GAAP as total revenues less total cruise operating expenses, and depreciation and amortization.

Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. is a non-GAAP measure that represents net income less net income attributable to noncontrolling interest, excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) loss on extinguishment of debt and inducement expense, (ii) the amortization of the Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition, (iii) restructuring charges and other initiative expenses, (iv) equity investments impairment, recovery of losses, and other, (v) impairment losses, and (vi) gain on sale of noncontrolling interest.

Adjusted Operating Income represents operating income including income from equity investments and income taxes but excluding certain items for which we believe adjusting for is meaningful when assessing our operating performance on a comparative basis. We use this non-GAAP measure to calculate ROIC (as defined below).

Available Passenger Cruise Days (“APCD”) is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant Currency is a significant measure for our revenues and expenses, which are denominated in currencies other than the U.S. Dollar. Because our reporting currency is the U.S. Dollar, the value of these revenues and expenses in U.S. Dollar will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor our revenues and expenses in "Constant Currency" - i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates. We calculate "Constant Currency" by applying the average of the prior period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

EBITDA is a non-GAAP measure that represents Net Income attributable to Royal Caribbean Cruises Ltd. excluding (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; and (iv) income tax expense. We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Margin Yields represent Gross Margin per APCD.

Invested Capital represents the most recent five-quarter average of total debt (i.e., Current portion of long-term debt plus Long-term debt) plus the most recent five-quarter average of Total shareholders' equity. We use this measure to calculate ROIC (as defined below).

Net Cruise Costs and Net Cruise Costs Excluding Fuel are non-GAAP measures that represent Gross Cruise Costs excluding commissions, transportation and other expenses, and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance. For the periods presented, Net Cruise Costs and Net Cruise Costs Excluding Fuel excludes impairment losses, and restructuring charges and other initiative expenses.

Net Yields represent Adjusted Gross Margin per APCD. We utilize Adjusted Gross Margin and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses, and onboard and other expenses.

Occupancy ("Load factor"), in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days ("PCD") represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Perfecta Program refers to the multi-year Adjusted EPS and ROIC goals we are seeking to achieve by end of 2027. Under our Perfecta Program, we are targeting 20% compound annual growth rate in Adjusted EPS compared to 2024 and ROIC of 17% or higher by the end of 2027.

Return on Invested Capital ("ROIC") represents Adjusted Operating Income divided by Invested Capital. We believe ROIC is a meaningful measure because it quantifies how efficiently we generated operating income relative to the capital we have invested in the business.

For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group

Royal Caribbean Group (NYSE: RCL) is a vacation industry leader with a global fleet of 68 ships across its five brands traveling to all seven continents. With a mission to deliver the best vacations responsibly, Royal Caribbean Group serves millions of guests each year through its portfolio of best-in-class brands, including Royal Caribbean, Celebrity Cruises, and Silversea; and an expanding portfolio of land-based vacation experiences through Perfect Day at CocoCay and Royal Beach Club collection. The company also owns a 50% joint venture interest in TUI Cruises, which operates the German Brands Mein Schiff and Hapag-Lloyd Cruises. With a rich history of innovating, Royal Caribbean Group continually delivers exciting new products and guest experiences that help shape the future of leisure travel. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2025 and beyond; our progress toward achievement of our Perfecta Program; demand for our brands; and expectations regarding our credit profile. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” "focused on," “goal,” “intend,” “may,” “plan,” “project,” "shaping up," "position," "allows," “seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; changes in operating costs; the unavailability or cost of air service; disease outbreaks and increased concern about the risk of illness on our ships or when travelling to or from our ships, which could cause a decrease in demand, guest cancellations, and ship redeployments; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; the effects of weather, climate events and/or natural disasters on our business; risks related to our sustainability activities; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; unavailability of ports of call; vacation industry competition and increase in industry capacity and overcapacity; inability to manage our cost and capital allocation strategies; the uncertainties of conducting business globally and expanding into new markets and new ventures, including potential acquisitions; issues with travel advisers that sell and market our cruises; reliance on third-party service providers; potential unavailability of insurance coverage; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining data integrity and security; uncertainties of a foreign legal system as we are not incorporated in the United States; our ability to obtain sufficient financing or capital to fund our capital expenditures, operations, debt repayments and other financing needs; our expectation and ability to pay a cash dividend on our common stock in the future; changes to our dividend policy; growing anti-tourism sentiments and environmental concerns; changes in U.S. or other countries' foreign travel policy; impact of new or changing legislation and regulations (including environmental regulations) or governmental orders on our business; fluctuations in foreign currency exchange rates, fuel prices and interest rates; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; our ability to recruit, develop and retain high quality personnel; and pending or threatened litigation, investigations and enforcement actions.
More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent annual report on Form 10-K, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or U.S. GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding U.S. GAAP measures.

A reconciliation to the most comparable U.S. GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of the projected non-GAAP financial measures to the most comparable GAAP financial measures because preparation of meaningful U.S. GAAP projections would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with U.S. GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Passenger ticket revenues	$3,199	$2,887	$5,942	$5,429
Onboard and other revenues	1,339	1,223	2,595	2,409
Total revenues	4,538	4,110	8,537	7,838
Cruise operating expenses:
Commissions, transportation and other	606	572	1,128	1,070
Onboard and other	262	244	463	437
Payroll and related	329	313	669	631
Food	246	225	486	446
Fuel	279	282	557	586
Other operating	561	516	1,061	1,039
Total cruise operating expenses	2,283	2,152	4,362	4,209
Marketing, selling and administrative expenses	508	466	1,071	1,001
Depreciation and amortization expenses	417	393	829	780
Operating Income	1,329	1,099	2,275	1,848
Other income (expense):
Interest income	12	4	15	9
Interest expense, net of interest capitalized	(228)	(298)	(477)	(721)
Equity investment income	107	56	155	97
Other expense	(6)	(3)	(17)	(11)
	(115)	(241)	(325)	(626)
Net Income	1,214	858	1,950	1,222
Less: Net Income attributable to noncontrolling interest	5	4	10	8
Net Income attributable to Royal Caribbean Cruises Ltd.	$1,210	$854	$1,940	$1,214
Earnings per Share:
Basic	$4.45	$3.32	$7.17	$4.72
Diluted	$4.41	$3.11	$7.10	$4.46
Weighted-Average Shares Outstanding:
Basic	272	257	270	257
Diluted	275	281	275	281

Comprehensive Income (Loss)
Net Income	$1,214	$858	$1,950	$1,222
Other comprehensive income (loss):
Foreign currency translation adjustments	(9)	6	(26)	10
Change in defined benefit plans	4	(12)	—	(3)
Gain (loss) on cash flow derivative hedges	181	(31)	309	13
Total other comprehensive income (loss)	176	(37)	283	20
Comprehensive Income	1,391	821	2,233	1,242
Less: Comprehensive Income attributable to noncontrolling interest	5	4	10	8
Comprehensive Income attributable to Royal Caribbean Cruises Ltd.	$1,386	$817	$2,222	$1,234
__________________________________________________________________________________
Certain amounts may not add due to use of rounded numbers.

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Passengers Carried	2,254,057	2,040,242	4,495,730	4,094,624
Passenger Cruise Days	14,277,894	13,230,448	28,046,226	26,380,157
APCD	12,942,385	12,233,196	25,600,377	24,519,026
Occupancy	110.3%	108.2%	109.6%	107.6%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)
	As of
	June 30,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$735	$388
Trade and other receivables, net	431	371
Inventories	247	265
Prepaid expenses and other assets	785	670
Derivative financial instruments	252	11
Total current assets	2,450	1,705
Property and equipment, net	32,351	31,831
Operating lease right-of-use assets	656	677
Goodwill	808	808
Other assets	2,277	2,049
Total assets	$38,542	$37,070
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,402	$1,603
Current portion of operating lease liabilities	84	74
Accounts payable	959	919
Accrued expenses and other liabilities	1,701	1,635
Derivative financial instruments	48	90
Customer deposits	6,379	5,496
Total current liabilities	10,573	9,817
Long-term debt	17,612	18,473
Long-term operating lease liabilities	639	670
Other long-term liabilities	358	375
Total liabilities	29,182	29,335

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 301,198,157 and 297,368,235 shares issued, June 30, 2025 and December 31, 2024, respectively)	3	3
Paid-in capital	7,874	7,831
Retained earnings	4,144	2,612
Accumulated other comprehensive loss	(519)	(802)
Treasury stock (29,575,028 and 28,468,430 common shares at cost, June 30, 2025 and December 31, 2024, respectively)	(2,333)	(2,081)
Total shareholders’ equity attributable to Royal Caribbean Cruises Ltd.	9,169	7,563
Noncontrolling Interests	191	172
Total shareholders’ equity	9,360	7,735
Total liabilities and shareholders’ equity	$38,542	$37,070

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Six Months Ended June 30,
	2025	2024
Operating Activities
Net Income	$1,950	$1,222
Adjustments:
Depreciation and amortization	829	780
Net deferred income tax expense	4	5
(Gain) loss on derivative instruments not designated as hedges	(56)	40
Share-based compensation expense	92	83
Equity investment income	(155)	(97)
Amortization of debt issuance costs, discounts and premiums	46	51
Loss on extinguishment of debt and inducement expense	10	133
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(51)	(16)
Decrease in inventories	17	6
Increase in prepaid expenses and other assets	(142)	(196)
Increase in accounts payable trade	24	18
Decrease in accrued expenses and other liabilities	(21)	(47)
Increase in customer deposits	883	934
Other, net	(57)	(15)
Net cash provided by operating activities	3,373	2,901
Investing Activities
Purchases of property and equipment	(1,264)	(2,382)
Cash received on settlement of derivative financial instruments	111	12
Cash paid on settlement of derivative financial instruments	(11)	(92)
Investments in and loans to unconsolidated affiliates	(77)	(20)
Cash received on loans from unconsolidated affiliates	70	9
Proceeds from sale of unconsolidated affiliates	15	—
Other, net	10	(21)
Net cash used in investing activities	(1,146)	(2,494)
Financing Activities
Debt proceeds	730	4,698
Debt issuance costs	(28)	(87)
Repayments of debt	(1,945)	(4,974)
Premium on repayment of debt	(2)	(104)
Repurchase of common stock	(241)	—
Dividends paid	(348)	—
Other, net	(53)	(44)
Net cash used in financing activities	(1,887)	(511)

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Six Months Ended June 30,
	2025	2024
Effect of exchange rate changes on cash and cash equivalents	7	(2)
Net increase (decrease) in cash and cash equivalents	347	(106)
Cash and cash equivalents at beginning of period	388	497
Cash and cash equivalents at end of period	$735	$391

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$443	$621
Non-cash Investing Activities
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$61	$34
Non-cash Financing Activity
Non-cash inducement on convertible notes exchange	$7	$—

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Margin Yields, Net Yields and Adjusted Gross Margin per PCD were calculated by dividing Gross Margin and Adjusted Gross Margin by APCD, and Adjusted Gross Margin by PCD as follows (in millions, except APCD, PCD, Yields, and Adjusted Gross Margin per PCD. Certain amounts may not add due to use of rounded numbers; reported Adjusted Gross Margin, Yields and per PCD amounts are calculated from the underlying dollar amounts):

	Quarter Ended June 30,			Six Months Ended June 30,
	2025	2025 On a Constant Currency Basis	2024	2025	2025 On a Constant Currency Basis	2024
Total revenue	$4,538	$4,531	$4,110	$8,537	$8,562	$7,838
Less:
Cruise operating expenses	2,283	2,273	2,152	4,362	4,359	4,209
Depreciation and amortization expenses	417	417	393	829	829	780
Gross Margin	1,838	1,840	1,565	3,345	3,374	2,849
Add:
Payroll and related	329	328	313	669	669	631
Food	246	246	225	486	486	446
Fuel	279	279	282	557	557	586
Other operating	561	555	516	1,061	1,058	1,039
Depreciation and amortization expenses	417	417	393	829	829	780
Adjusted Gross Margin	$3,670	$3,667	$3,294	$6,946	$6,971	$6,331

APCD	12,942,385	12,942,385	12,233,196	25,600,377	25,600,377	24,519,026
Passenger Cruise Days	14,277,894	14,277,894	13,230,448	28,046,226	28,046,226	26,380,157
Gross Margin Yields	$142.00	$142.20	$127.94	$130.67	$131.78	$116.21
Net Yields	$283.56	$283.32	$269.38	$271.33	$272.31	$258.23
Adjusted Gross Margin per PCD	$257.03	$256.82	$249.08	$247.67	$248.57	$240.01

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs excluding Fuel were calculated as follows (in millions, except APCD and costs per APCD. Certain amounts may not add due to use of rounded numbers; reported Gross Cruise Costs, Net Cruise Costs, Net Cruise Costs excluding Fuel, and per APCD amounts are calculated from the underlying dollar amounts):

	Quarter Ended June 30,			Six Months Ended June 30,
	2025	2025 On a Constant Currency Basis	2024	2025	2025 On a Constant Currency Basis	2024
Total cruise operating expenses	$2,283	$2,273	$2,152	$4,362	$4,359	$4,209
Marketing, selling and administrative expenses	508	507	466	1,071	1,072	1,001
Gross Cruise Costs	2,791	2,780	2,618	5,433	5,431	5,210
Less:
Commissions, transportation and other	606	603	572	1,128	1,129	1,070
Onboard and other	262	261	244	463	461	437
Net Cruise Costs including other costs	1,923	1,916	1,802	3,842	3,841	3,703
Less:
Impairment losses (1)	—	—	6	—	—	6
Restructuring charges and other initiative expenses (2)	3	3	3	6	6	3
Net Cruise Costs	1,920	1,913	1,793	3,837	3,835	3,694
Less:
Fuel	279	279	282	557	557	586
Net Cruise Costs Excluding Fuel	$1,641	$1,633	$1,511	$3,280	$3,279	$3,108

APCD	12,942,385	12,942,385	12,233,196	25,600,377	25,600,377	24,519,026
Gross Cruise Costs per APCD	$215.68	$214.82	$214.06	$212.22	$212.15	$212.50
Net Cruise Costs per APCD	$148.34	$147.79	$146.70	$149.88	$149.82	$150.69
Net Cruise Costs Excluding Fuel per APCD	$126.76	$126.21	$123.65	$128.14	$128.08	$126.78

(1) For 2024, represents property and equipment impairment charges related to certain construction in progress assets. This amount is included in Other operating within our consolidated statements of comprehensive income (loss).
(2) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin were calculated as follows (in millions, except APCD and per APCD data. Certain amounts may not add due to use of rounded numbers; reported EBITDA, Adjusted EBITDA, and per APCD and Margin amounts are calculated from the underlying dollar amounts):

	Quarter Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net Income attributable to Royal Caribbean Cruises Ltd.	$1,210	$854	$1,940	$1,214
Interest income	(12)	(4)	(15)	(9)
Interest expense, net of interest capitalized	228	298	477	721
Depreciation and amortization expenses	417	393	829	780
Income tax expense (1)	17	17	33	23
EBITDA	1,860	1,558	3,264	2,729

Other income (2)	(11)	(14)	(15)	(12)
Equity investment impairment, recovery losses, and other	(1)	—	(1)	—
Restructuring charges and other initiative expenses (3)	3	3	6	3
Impairment losses (4)	—	6	—	6
Adjusted EBITDA	$1,851	$1,553	$3,252	$2,726

Total revenues	$4,538	$4,110	$8,537	$7,838

APCD	12,942,385	12,233,196	25,600,377	24,519,026
Net Income attributable to Royal Caribbean Cruises Ltd. per APCD	$93.47	$69.85	$75.76	$49.53
Adjusted EBITDA per APCD	$143.00	$126.96	$127.04	$111.18
Adjusted EBITDA Margin	40.8%	37.8%	38.1%	34.8%

(1) These amounts are included in Other expense within our consolidated statements of comprehensive income (loss).
(2) Represents net non-operating income. The amount excludes income tax expense, included in the EBITDA calculation above.
(3) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(4) For 2024, represents property and equipment impairment charges related to certain construction in progress assets. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. and Adjusted Earnings per Share were calculated as follows (in millions, except per share data. Certain amounts may not add due to use of rounded numbers; reported Adjusted Net Income attributable to Royal Caribbean Cruises Ltd., Earnings per Share, and Adjusted Earnings per Share amounts are calculated from the underlying dollar amounts):

	Quarter Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net Income attributable to Royal Caribbean Cruises Ltd.	$1,210	$854	$1,940	$1,214
Loss on extinguishment of debt and inducement expense (1)	—	17	10	133
Amortization of Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition (2)	2	2	3	3
Restructuring charges and other initiative expenses (3)	3	3	6	3
Equity investments impairment, recovery of losses, and other	(1)	—	(1)	—
Impairment losses (4)	—	6	—	6
Gain on sale of noncontrolling interest (5)	(11)	—	(11)	—
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd.	$1,202	$882	$1,946	$1,359

Earnings per Share - Diluted (6)	$4.41	$3.11	$7.10	$4.46
Adjusted Earnings per Share - Diluted (7)	$4.38	$3.21	$7.09	$4.97

Weighted-Average Shares Outstanding - Diluted	275	281	275	281

(1) For 2025, includes $10 million of inducement expense related to the partial settlement of our 6.00% convertible notes due 2025. These amounts are included in Interest expense, net of interest capitalized within our consolidated statements of comprehensive income (loss).
(2) Represents the amortization of the Silversea Cruises intangible assets resulting from the 2018 Silversea Cruises acquisition.
(3) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(4) For 2024, represents property and equipment impairment charges related to certain construction in progress assets which we determined would no longer be completed. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(5) Represents gain on sale of noncontrolling interest of Floating Docks and Grand Bahama Shipyard. These amounts are included in Other income within our consolidated statements of comprehensive income (loss).
(6) Diluted EPS includes the add-back of dilutive inducement and interest expense related to our convertible notes of $1 million and $16 million for the quarter and for the six months ended June 30, 2025, respectively, and $19 million and $38 million for the quarter and six months ended June 30, 2024, respectively.
(7) Adjusted Diluted EPS includes the add-back of dilutive interest expense related to our convertible notes of $1 million and $6 million for the quarter and six months ended June 30, 2025, respectively, and $19 million and $38 million for the quarter and six months ended June 30, 2024, respectively.